Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 3, 2019 (the “Effective Date”), by and between Zyla Life Sciences, a Delaware corporation (the “Company”) and H. Jeffrey Wilkins, MD  (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, each upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows.

1.            Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

2.            Term.  The Executive’s term of employment with the Company under this Agreement shall begin on the Effective Date and shall continue on an at-will basis until that employment ceases in accordance with Section 6 for any reason (the “Term”).

3.            Office and Duties.

(a)          During the Term, the Executive shall serve as Chief Medical Officer  of the Company, as well as in any other position to which the Executive is appointed by the Company’s Board of Directors (the “Board”).  The Executive shall report to the Board and the Company’s Chief Executive Officer or his designee(s) and shall perform such duties and have such responsibilities as the Board or the Company’s Chief Executive Officer or his designee(s) may determine from time to time and which are consistent with Executive’s then current position with the Company.

(b)          During the Term, the Executive shall devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.

(c)          During the Term, the Executive shall not be engaged in any business activity which, in the reasonable judgment of the Board, conflicts with the Executive’s duties hereunder, whether or not such activity is pursued for pecuniary advantage.  Should the Executive wish to provide any services to any other person or entity other than the Company or to serve on the board of directors of any other entity or organization, the Executive shall submit a written request to the Board for consideration and approval by the Board in its sole discretion.

4.           Compensation.

(a)          For all of the services rendered by the Executive hereunder during the Term, the Executive shall receive an annual base salary of $ 425,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time.  The Base Salary will be reviewed on or about December 1, 2019 and annually thereafter by the Board to determine if any increase is appropriate, and if Executive’s Base Salary is increased, then the term “Base Salary” as used in this Agreement shall mean the amount of the Executive’s Base Salary then in effect at the applicable time.

(b)          During the Term, the Executive shall be eligible to receive an annual bonus (pro-rated for the first fiscal year of the Term) with a target amount equal to 40% of the Base Salary (the “Annual Bonus”), in accordance with the terms and conditions of the Annual Incentive Bonus Plan attached hereto as Exhibit

A, as amended from time to time. Subject to the Executive’s continued employment through the payment date (except as otherwise provided in this Agreement), the Annual Bonus, if any, shall be paid to the Executive on the date the Company pays bonuses to its executives generally for the year to which such Annual Bonus relates.

(c)          As soon as practicable following the Effective Date, subject to all necessary approvals, the Company, pursuant to the terms and conditions of the Company's Amended and Restated 2019 Stock-Based Incentive Compensation Plan (the "Plan"), shall grant the Executive 190,000 Restricted Stock Units  (“RSUs” as defined in the Plan), 1/3 of the RSUs shall vest, and the restrictions applicable thereto shall lapse, on each of the first three anniversaries of the Grant Date until 100% of the RSUs are vested. Except as otherwise provided in the applicable award agreement, the vesting of the RSUs shall be subject to the Executive's continuing employment with the Company.

(d)          During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including without limitation, any health, dental, vision and 401(k) plans maintained by the Company, on the same terms and conditions as may from time to time be applicable to the Company’s other executive officers, as such employee benefit plans may be in place from time to time.

(e)          The Executive shall be entitled to a minimum of twenty (20) days of vacation per year (prorated for any partial year worked), in accordance with Company’s policy as in effect from time to time. The Executive shall also be entitled to sick days and paid holidays in accordance with the Company’s policy as in effect from time to time.

(f)           During the Term, the Executive shall be reimbursed by the Company for all necessary and reasonable expenses, professional dues, continuing education fees including without limitation any fees and expenses related to the maintenance of professional licenses, and membership dues incurred by his in connection with the performance of his duties hereunder. The Executive shall keep an itemized account of such expenses, together with vouchers and/or receipts verifying the same. Any such expense reimbursement will be made in accordance with the Company’s policies governing reimbursement of expenses as are in effect from time to time.

(g)          All payments and benefits made pursuant to this Agreement shall be subject to such withholding as the Company reasonably believes is required by any applicable federal, state, local or foreign law.

5.            Representations of Executive. The Executive represents to the Company that (i) there are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent, or make unlawful, his execution of this Agreement and his employment hereunder; (ii) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which she is a party, or by which she is bound, and (iii) she is of full capacity and free and able to execute this Agreement and to enter into employment with the Company.

6.            Termination. The Term shall continue until the termination of the Executive’s employment with the Company as provided below.

(a)          Death or Disability. If the Executive dies or becomes Disabled, the Term and the Executive’s employment with the Company shall immediately terminate. Upon such a termination of employment, the Company shall:

(i) pay to the Executive (or his estate, beneficiary or legal representative, as the case may be), within thirty (30) days following such termination of employment, all accrued but unpaid Base Salary and all accrued but unused vacation;

(ii) reimburse the Executive (or his estate, beneficiary or legal representative, as the case may be) for all reimbursable expenses that have not been reimbursed as of such termination of employment, with such reimbursement to occur in accordance with the procedures set forth in Section 4(f); and

(iii) pay the Executive any earned but unpaid annual bonus for the year immediately preceding the year of termination at the time the Company pays bonuses with respect to such year to its executives generally.

For purposes of this Agreement, “Disabled” means that in the opinion of a qualified physician, mutually acceptable to the Company and the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive (x) is unable to engage in any substantial gainful activity or (y) has been receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The termination of employment described herein shall not affect the Executive’s right to continued eligibility to disability benefits under the Company’s long-term disability coverage or plan.

(b)          For Cause. During the Term, the Company may terminate the Executive’s employment for Cause upon written notice. Upon such a termination of employment, the Executive shall be entitled to only those benefits described in clauses (i) and (ii) of Section 6(a). For purposes of this Agreement, “Cause” means:

(i) a material breach of this Agreement by the Executive that is not susceptible to remedy or cure, or if susceptible to remedy or cure, is not remedied or cured to the satisfaction of the Board within ten (10) business days following written notice from the Board to the Executive specifying the manner in which the Executive has breached this Agreement and, if applicable, the specific remedy or cure sought;

(ii) the commission by the Executive of a felony or a crime involving moral turpitude (whether or not related to the Executive’s employment), or any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or causing material harm to the standing or reputation of the Company, or the Executive’s drug abuse or repeated intoxication; or

(iii) the Executive’s failure to perform his duties hereunder other than by reason of death or Disability, after written notice from the Board specifying the manner in which the Executive has failed to perform his duties and, if such failure is susceptible to cure, the failure of the Executive to cure such non-performance to the satisfaction of the Board within thirty (30) business days following such written notice, including, if applicable, the specific remedy or cure sought.

(c)          Without Cause. During the Term, the Company may terminate the Executive’s employment with the Company at any time without Cause upon thirty (30) days’ prior written notice; provided,  however, that during such notice period, the Board, in its sole discretion, may relieve the Executive of all of his duties, responsibilities and authority with respect to the Company and may restrict Executive’s access to Company property; provided,  further, that the Board’s exercise of such discretion shall not constitute Good Reason (as defined below). Upon such a termination of employment, the Company shall:

(i) provide the Executive with those benefits described in clauses (i) and (ii) of Section 6(a);

(ii) pay the Executive any earned but unpaid annual bonus for the year immediately preceding the year of termination at the time the Company pays bonuses with respect to such year to its executives generally;

(iii) continue providing the Executive with Base Salary for a period of 12 months following the date of such termination of employment (the “Severance Period”), with such Base Salary to be paid in accordance with the Company’s regular payroll practice as if no such termination of employment had occurred; provided,  however, that the Executive’s right to receive the payments set forth in this clause (iii) of Section 6(c) shall be conditioned on the Executive’s continued compliance with Sections 8 and 9 hereof and such payments shall not begin until the Executive signs and does not subsequently revoke a Separation Agreement and General Release within sixty (60) days following such termination of employment, in substantially the form attached hereto as Exhibit B;  provided,  further, that if such sixty (60) day period spans two calendar years, any payment set forth in this Section 6(c)(iii) that, but for this proviso, would have been paid prior to the Company’s first payroll date in such second calendar year, shall not be paid until such payroll date (but only to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”));

(iv) during the Severance Period the Company shall provide Executive with a monthly benefit stipend payment in the gross amount equal to the one-hundred and two percent (102%) of the monthly  premium of the Company’s plans for continuation of Executive’s medical, dental, vision and prescription coverage on the plans of the Executive’s choice with such payments to be paid in accordance with the Company’s regular payroll practice on or about the 15th calendar day of each calendar month during the Severance Period; provided,  however, that the Executive’s right to receive the payments set forth in this clause (iv) of Section 6(c) shall be conditioned on the Executive’s continued compliance with Sections 8 and 9 hereof and such payments shall not begin until the Executive signs and does not subsequently revoke a Separation Agreement and General Release within sixty (60) days following such termination of employment, in substantially the form attached hereto as  Exhibit B;  provided,  further, that if such sixty (60) day period spans two calendar years, any payment set forth in this Section 6(c)(iv) that, but for this proviso, would have been paid prior to the Company’s first payroll date in such second calendar year, shall not be paid until such payroll date (but only to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(v) provide any stock-based compensation due to the Executive pursuant to any written agreement between the Executive and the Company, on the terms and conditions set forth therein.

(d)          Termination by Executive for Good Reason. During the Term, the Executive may resign his employment for Good Reason. Upon such a termination, the Executive shall be entitled to those benefits described in Section 6(c) as though the Executive had been terminated by the Company without Cause. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances:

(i) a material diminution of the Executive’s authorities, duties, responsibilities or status (including offices, titles or reporting relationships) as an employee of the Company from those then in effect or the assignment to the Executive of duties or responsibilities inconsistent with his then current position;

(ii) the Company’s relocation of the Executive’s principal job location or office that increases the Executive’s one-way commute by more than fifty (50) miles; or

(iii) a reduction in the Executive’s Base Salary or benefits (other than a reduction in benefits that applies to the Executive and all other similarly positioned employees);

provided, that the events set forth in items (i), (ii) and (iii) of this Section 6(d) occur without the Executive’s express written consent; and provided further, that that no such occurrence of any of the events set forth in items (i), (ii) and (iii) of this Section 6(d) shall constitute Good Reason unless the Executive notifies the Company in writing of his intent to resign for Good Reason within 30 days following the occurrence of such circumstance and the Company fails to cure such circumstances within 30 days following receipt of such notice.

(e)          Termination by Executive without Good Reason. During the Term, the Executive may resign his employment without Good Reason upon ninety (90) days prior written notice. Upon such a termination of employment, the Executive shall be entitled to only those benefits described in clauses (i) and (ii) of Section 6(a).

(f)           Termination by the Company without Cause or by the Executive for Good Reason within 24 Months after a Change in Control. Notwithstanding anything herein to the contrary, if, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, within 24 months after a Change in Control, the Executive shall be entitled to those benefits described in Section 6(c); provided that for purposes of applying clauses (iii) and (iv) of Section 6(c), “Severance Period” shall be a period of 24 months following the date of such termination of employment.

For purposes of this Agreement, “Change in Control” means, after the Effective Date, any of the following events: (A) a “person” (as such term in used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A), (C) or (D) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (C) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets; provided that no event shall constitute a Change in Control hereunder unless such event is also a “change in control event” as defined in Section 409A of the Code.

(g)          Any severance or termination pay granted in this Section 6 will be the sole and exclusive remedy, compensation or benefit due to the Executive or his estate upon any termination of the Executive’s employment (without limiting the Executive’s rights under any disability, life insurance or deferred compensation arrangement in which the Executive participates at the time of such termination of employment).

7.            Certain Company Remedies. The Executive acknowledges that his promised services and covenants, including without limitation the covenants in Sections 8 and 9 hereof, are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by the Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin the Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Executive violates any of the restrictions contained in this Agreement, the restrictive period shall not run in favor of the Executive from the time of commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Company.

8.            Restrictive Covenants.

(a)          Confidentiality. During the Term and at all times thereafter, the Executive shall, and shall cause his affiliates and representatives to keep confidential and not disclose to any other person or entity or use for his own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding the Company or its business and operations (“Confidential Information”) in his possession or control. The obligations of the Executive under this Section 8(a) shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; (ii) is required to be disclosed by law, order or governmental authority; (iii) information that is independently developed by the Executive after termination of all employment with the Company or its affiliates, without the use of or reliance on any Confidential Information and (iv) information which becomes known to the Executive after termination of all employment with the Company or its affiliates, on a non-confidential basis from a third-party source if such source was not subject to any confidentiality obligation; provided,  however, that, in case of clause (ii), the Executive shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company or its affiliates to take appropriate measures to preserve the confidentiality of such Confidential Information. During the Term and at all times thereafter, the Executive shall, and shall cause his affiliates and his representatives to, keep confidential and not disclose to any other person or entity any of the terms of this Agreement, except as required by applicable law, in connection with the enforcement by the Executive of his rights hereunder.

(b)          Non-Competition; Non-Solicitation.

(i) During the period beginning on the Effective Date and ending 12 months following the date on which the Executive’s employment with the Company is terminated for any reason (the “Non-Compete Period”), the Executive covenants and agrees not to, and shall cause his affiliates not to, directly or indirectly anywhere in the world, conduct, manage, operate, engage in or have an ownership interest in any business or enterprise that (A) manufactures, sells, distributes or develops abuse-deterrent orally delivered pharmaceuticals, (B) uses any trademarks, tradenames or slogans similar to those of the Company or its affiliates; or (C) is engaged in any other activities that are otherwise competitive with the business of the Company or its affiliates as conducted or proposed to be conducted as of the termination date (collectively, the “Business”). Notwithstanding anything herein to the contrary, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in each case, within 24 months following a Change in Control, the Non-Compete Period shall be a period of 24 months. Notwithstanding the foregoing, nothing herein shall preclude the Executive from performing any duties as a stockholder, director, employee, consultant or agent of the Company or its affiliates or owning, directly or indirectly, in the aggregate less than 5% of any business competitive with the Company or its affiliates that is subject to the reporting obligations of the 1934 Act.

(ii) During the Non-Compete Period, the Executive shall not, and shall cause his affiliates to not, directly or indirectly, call-on, solicit or induce any customer or other business relationship of the Company or its affiliates for the provision of products or services related to the business of the Company or in any other manner that would otherwise interfere with the business relationship between the Company and its affiliates and their respective customers and other business relationships.

(iii) During the Non-Compete Period, the Executive shall not, and shall cause his affiliates to not, directly or indirectly, call-on, solicit or induce, any employee of the Company or its affiliates to leave the employ of, or terminate its relationship with, the Company or its affiliates for any reason whatsoever, nor shall the Executive offer or provide employment (whether such employment is for the Executive or any other business or enterprise), either on a full-time, part-time or consulting basis, to any person who then currently is, or within six (6) months immediately prior thereto was, an employee or independent contractor of the Company; provided,  however, the foregoing shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at employees of the Company.

(iv) The Executive acknowledges and agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates. The Executive shall not contest that the Company’s and the Company’s affiliates’ remedies at law for any breach or threat of breach by the Executive or any of his affiliates of the provisions of this Section 8 will be inadequate, and that the Company and its affiliates shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 8 and to enforce specifically such terms and provisions, in addition to any other remedy to which the Company or its affiliates may be entitled at law or equity. The restrictive covenants contained in this Section 8 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which the Executive may allege against the Company under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants.

(v) The Executive expressly acknowledges that the covenants contained in this Section 8(b) are a material part of the consideration bargained for by the Company and, without the agreement of the Executive to be bound by such covenants, the Company would not have agreed to enter into this Agreement.

(vi) If any of the provisions contained in this Section 8(b) shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law or the determination by a court of competent jurisdiction.

9.            Intellectual Property; Company Property.

(a)          Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit C, a list describing any inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to the Effective Date (collectively referred to as “Prior Inventions”) which belong to the Executive, which relate to the Company’s products or research and developments and which are not assigned to the Company hereunder; or, if no such Prior Inventions are listed, the Executive represents that there are no such Prior Inventions. The Executive agrees that she will not incorporate, or permit to be incorporated, any Prior Invention owned by the Executive or in which the Executive has an interest into a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of his employment with the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)          Assignment of Inventions. The Executive agrees that she will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and does hereby assign to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or capable of registration under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the time the Executive is in the employ of the Company (collectively referred to as “Inventions”) except as provided in Section 9(e). The Executive further acknowledges that all original works of authorship which are made by his (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by his solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(c)          Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by his (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)          Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of the Term. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(e)          Exception to Assignments. The Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any Invention that the Executive has developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that the Executive performed for the Company. The Executive will advise the Company promptly in writing of any Inventions that the Executive believes meet the foregoing criteria and not otherwise disclosed on Exhibit C.

(f)           Upon the termination of his employment for any reason, the Executive shall deliver to the Company all memoranda, books, papers, letters, and other data, and all copies of the same, which were made by the Executive or otherwise came into his possession or under his control at any time prior to the termination of this Agreement, and which in any way relate to the business of the Company as conducted or as planned to be conducted on the date of the termination.

10.          Survival of Representations. The provisions of Sections 7, 8 and 9 shall survive the termination, for any reason, of the Executive’s employment with the Company or of this Agreement.

11.          Key Person Insurance. If the Company wishes to purchase a life insurance policy on the Executive or other insurance policy relating to the loss of the Executive’s services, the Executive agrees to submit to a customary insurance medical examination, if necessary, and otherwise cooperate with the Company in any reasonable manner with respect to obtaining any such insurance policy.

12.          Miscellaneous.

(a)          Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b)          This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c)          This Agreement is intended to comply with Code Section 409A, and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. If, and only if, the Executive is a “specified employee” (as defined in Code Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the first day following the termination of such six-month period or, if earlier, within ten (10) days following the date of the Executive’s death. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Each payment hereunder shall be treated as a separate payment in a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d)          All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger), when sent by facsimile transmission (with electronic confirmation of receipt) or three (3) days after deposit in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Executive: the Executive’s home address on record with the Company.

If to the Company:

Zyla Life Sciences
600 Lee Road, Suite 100
Wayne, PA 19087
Attention: Chief Executive Officer

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(e)          The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns, but shall not be assigned without the written consent of both parties; provided,  however, that the Company may make such an assignment in connection with a sale of substantially all of the assets or other change of control of the Company.

(f)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(g)          The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

(h)          This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto except as herein contained (including without limitation any prior employment agreements between the parties hereto). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(i)           The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

(j)           Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Zyla Life Sciences

By:	/s/ ROBERT S. RADIE
	Name:	Robert S. Radie
	Title:	President and CEO

EXECUTIVE

/s/ H. JEFFREY WILKINS

EXHIBIT A

[ANNUAL INCENTIVE BONUS PLAN]

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “AGREEMENT”) is made by and between COMPANY Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 600 Lee Road, Suite 100, Wayne, Pennsylvania 19087 (“COMPANY”) and __________________, an individual residing at _____________________, _____________, ______________ ______ (“EXECUTIVE”).  For purposes of this AGREEMENT, “EMPLOYER” shall include COMPANY and all of its divisions, parents, subsidiaries, affiliates or related entities, its and their past, present and future officers, directors, managers, trustees, members, shareholders, general and/or limited partners, insurers, attorneys, legal representatives, EXECUTIVEs and agents and all of its and their respective heirs, executors, administrators, successors and assigns including, but not limited to, _____________ and ________________.

WHEREAS, EXECUTIVE had been employed by COMPANY for a period of time under the terms and conditions of an Employment Agreement entered into by and between COMPANY and EXECUTIVE dated as of __________ ____, _____ (the “EMPLOYMENT AGREEMENT”)(a copy of which is attached hereto as Exhibit “A”); and

WHEREAS, EXECUTIVE’s employment with COMPANY terminated effective _____________ ___, 2016 (the “SEPARATION DATE”); and

WHEREAS, COMPANY desires to provide EXECUTIVE with a separation package that both COMPANY and EXECUTIVE deem fair, reasonable and equitable; and

WHEREAS, EXECUTIVE was presented with a severance package on or about the SEPARATION DATE; and

WHEREAS, COMPANY and EXECUTIVE deem it to be in their mutual interest to amicably resolve any disputes which may exist between them concerning EXECUTIVE’s employment and its cessation and to provide for the manner in which they will hereafter conduct themselves in relation to each other.

NOW, THEREFORE, in consideration of their mutual promises as set forth herein and intending to be legally bound hereby, COMPANY and EXECUTIVE agree as follows:

1.          The foregoing recitals are incorporated herein as if set forth at length.

2.          In settlement of all RELEASED CLAIMS (as defined below) EXECUTIVE had, has or may have against EMPLOYER, as well as in exchange for the representations, warranties and covenants made by EXECUTIVE in this AGREEMENT, COMPANY shall pay EXECUTIVE, as severance, his/her normal bi-weekly base compensation at the time of termination (_____ Thousand _____ Hundred _____Dollars and _____Cents ($______________) for a period of _____ [months/weeks] (i.e., _____[weekly/bi-weekly] payments of $_____each and one [weekly/bi-weekly] payment of $_____) (the “PERIODIC SEVERANCE PAYMENTS”).  The PERIODIC SEVERANCE PAYMENTS required pursuant to this Paragraph of this AGREEMENT shall: (i) be made less applicable federal, state and local withholdings and authorized deductions in accordance with COMPANY’s normal payroll practices in effect from time to time and applicable law; (ii) begin to be made on or about COMPANY’s next regularly scheduled payday that occurs at least 10 calendar days after receipt by _________________, Human Resources Manager, COMPANY (“XXXX”) of the original of this AGREEMENT executed by EXECUTIVE, as well as any other documentation required by this AGREEMENT and written confirmation from EXECUTIVE that s/he has not and is not exercising his/her right of revocation pursuant to this AGREEMENT; (iii) be made payable to EXECUTIVE; and (iv) either (x) be mailed to EXECUTIVE at his/her address as set forth above or at another address provided to the individual then holding the office of Human Resources Manager, COMPANY in writing or (y) made via direct deposit to EXECUTIVE’s payroll bank account of record with COMPANY.  EXECUTIVE shall receive an IRS Form W-2 for the PERIODIC SEVERANCE PAYMENTS.

3.          In consideration of the promises and undertakings of COMPANY under this AGREEMENT, EXECUTIVE makes the following representations, warranties and covenants:

(a)          that for purposes of this AGREEMENT, any reference to monies paid to or on behalf of EXECUTIVE shall be deemed to be the entire gross amount of the payments required by the terms, and set forth in Paragraph 2 of this AGREEMENT; and

(b)          that s/he has been afforded by EMPLOYER any and all rights s/he had or may have had under any and all family or medical leave law including, but not limited to, the federal Family and Medical Leave Act (“FMLA”) and/or any otherwise applicable state or local leave law; and

(c)          that s/he has been paid all wages, commissions and bonuses due him/her including, but not limited to, accrued but unused vacation and other paid leave time and any monies under any bonus, severance and/or incentive compensation plan.  EXECUTIVE further represents and warrants that s/he has received all sums due him/her under the federal Fair Labor Standards Act (“FLSA”) and/or any otherwise applicable state or local wage and hour law; and

(d)          that s/he shall make him/herself available and cooperate in any reasonable manner in providing reasonable assistance to EMPLOYER in concluding any business and/or legal matters which are presently pending and in connection with any such matters that may arise in the future which relate to his/her employment with EMPLOYER; provided such cooperation and assistance shall not unreasonably interfere with any subsequent employment obtained by EXECUTIVE.  Such cooperation shall include, but not be limited to, answering questions regarding any previous or current project EXECUTIVE worked on while employed by COMPANY so as to insure a smooth transition of responsibilities and to minimize any adverse consequences of EXECUTIVE’s departure.  EMPLOYER shall have no obligation to compensate EXECUTIVE for said time other than as set forth in this AGREEMENT. Notwithstanding the foregoing sentence of this Subparagraph of this AGREEMENT, EXECUTIVE shall be reimbursed by COMPANY for all reasonable and necessary out-of-pocket expenses actually incurred by him/her as a result of his/her performance of his/her obligations under this Subparagraph of this AGREEMENT, provided EXECUTIVE receives the prior written approval for the expenses from the individual then holding the office of President, COMPANY.  In the event COMPANY requests EXECUTIVE to perform services pursuant to this Subparagraph of this AGREEMENT, such work shall not be deemed a violation or breach of Subparagraph 3(j) of this AGREEMENT; and

(e)          that s/he has returned to EMPLOYER all property of EMPLOYER in his/her possession or control which refer or relate to EMPLOYER's business, or which are otherwise the property of EMPLOYER, including, but not limited to, all confidential and proprietary business information, papers, documents, letters, invoices, sales records and reports, notes, memoranda, keys, security cards, records, EXECUTIVE and human resource records, customer and supplier lists, customer and supplier materials or documents, computers, BlackBerry/PDA/iPhone, computer data, office equipment, and employment records, which were created by EXECUTIVE or other EXECUTIVEs, agents and customers or suppliers of EMPLOYER in the course of their employment and/or relationship with EMPLOYER, as well as copies or multiple versions thereof, regardless of the form or medium retained or stored in (including hard copy or electronic or digital form); and

(f)           that as an EXECUTIVE of EMPLOYER s/he had access to and was entrusted with EMPLOYER’s confidential and proprietary business information and trade secrets.  At all times prior to, during, and following EXECUTIVE’s separation s/he has maintained and will maintain such information in strict confidence and has not disclosed and will not disclose the information to any third party without the prior written consent of the individual then holding the office of President, COMPANY; and

(g)          that s/he shall not receive any other payment from EMPLOYER other than that set forth in this AGREEMENT including, but not limited to, any bonuses, compensation, incentive compensation, and/or commissions; and

(h)          that s/he shall cooperate with EMPLOYER in the defense of any claim currently pending or hereinafter pursued against EMPLOYER without the payment of any additional compensation other than as set forth in this AGREEMENT. Such cooperation includes, but is not limited to, meeting with internal COMPANY EXECUTIVEs to discuss and review issues which EXECUTIVE was directly or indirectly involved with during employment with COMPANY, participating in any investigation conducted by COMPANY either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding by both depositions or a witness at trial, reviewing documents and similar activities that COMPANY deems necessary.  Notwithstanding the foregoing sentence of this Subparagraph of this AGREEMENT, EXECUTIVE shall be entitled to be reimbursed by COMPANY for all reasonable and necessary out-of-pocket expenses actually incurred by him/her as a result of his/her performance of his/her obligations under this Subparagraph of this AGREEMENT, provided EXECUTIVE receives the prior written approval for the expenses from the individual then holding the office of President, COMPANY.  In the event COMPANY requests EXECUTIVE to perform services pursuant to this Subparagraph of this AGREEMENT, such work shall not be deemed a violation or breach of Subparagraph 3(j) of this AGREEMENT.  Furthermore, EXECUTIVE has not and shall not initiate, commence, voluntarily cooperate with or provide assistance including, but not limited to, testimony or consultative services, in any claim, lawsuit, administrative proceeding, investigation, inquiry, or similar activity, whether governmental or private, whether pending or otherwise, without obtaining the prior written consent of the individual then holding the office of President, COMPANY. In the case of legal proceedings, EXECUTIVE shall notify, in writing, the individual then holding the office of President, COMPANY, of any subpoena or other similar notice to give testimony or provide documentation (“NOTICE”) within two business days of receipt of said NOTICE and prior to providing any response to said NOTICE such that EMPLOYER may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek intervention in the matter; and

(i)           that s/he has not and shall not take any action, directly or indirectly, which is contrary to the interests of EMPLOYER or make any disparaging, untrue, negative, derogatory or defamatory remarks concerning EMPLOYER or its business practices; and

(j)           that s/he shall not be re-employed by EMPLOYER as an EXECUTIVE, independent contractor, consultant or otherwise and that s/he shall not apply for or otherwise seek employment or engagement with EMPLOYER at any time hereinafter; and

(k)          that s/he has not and will not access or attempt to access any property, computer systems, networks, password protected data or other property of the EMPLOYER on or after the SEPARATION DATE; and

(l)           that s/he has not sustained any injuries and/or illnesses/diseases as a result of his/her employment with or by EMPLOYER that would otherwise be covered by any otherwise applicable workers’ compensation insurance benefit plan; and

(m)         that s/he unconditionally releases and forever discharges EMPLOYER (whether individually or collectively) from any and all causes of action, suits, damages, grievances, demands, liabilities, defenses, debts, dues, sums of monies, accounts, covenants, controversies, promises, variances, claims, judgments, interest, attorneys’ fees, liquidated damages, costs and expenses whatsoever relating to, or in connection with, EXECUTIVE’s employment by EMPLOYER or cessation/termination thereof, either directly or indirectly, whether known or unknown, contingent or fixed, liquidated or un-liquidated, matured or un-matured, in law, equity or otherwise, for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any breach of contract claims (whether written or oral, express or implied); claims arising out or related to the EMPLOYMENT AGREEMENT; claims arising out of or related to any offer letter or similar document; claims arising out of or related to any EXECUTIVE handbook, personnel manual or employment policy; estoppel claims; tort claims; claims for invasion of privacy; claims for loss of consortium; claims for duress; claims of discrimination; claims for compensatory and/or punitive damages; public policy claims; defamation claims; claims of retaliation; claims of wrongful discharge or termination; claims for breach of promise; claims of negligence; claims of impairment of economic opportunity or loss of business opportunity; claims of fraud or misrepresentation (negligent or intentional); claims for severance offers made prior to the date EXECUTIVE signs this AGREEMENT other than as set forth in this AGREEMENT; claims for abuse of process; claims for workers’ compensation benefits; claims of promissory estoppel; claims for quantum meruit; claims for unjust enrichment; claims for breach of the covenant of good faith and fair dealing; claims of unfair labor practices; claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); claims under Title VII of the Civil Rights Act of 1964, as amended (“TITLE VII”); claims under the EXECUTIVE Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for vested benefits); claims under the Immigration Reform and Control Act of 1986 (“IRCA”); claims under the Americans With Disabilities Act (“ADA”); claims under the Family and Medical Leave Act (“FMLA”); claims under the Fair Labor Standards Act (“FLSA”); claims under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); claims under the National Labor Relations Act (“NLRA”); claims under the Worker Adjustment and Retraining Notification Act (“WARN”); claims under the Genetic Information Nondiscrimination Act of 2008 (“GINA”); claims under the Constitution of the United States of America; claims under the Pennsylvania Human Relations Act (“PHRA”); claims under the Pennsylvania Wage Payment and Collection law (“PWPCL”); claims under the Constitution of the Commonwealth of Pennsylvania; claims under any other federal, state or local anti-discrimination law, whistle-blowing law, family and/or medical leave law and/or wage and hour law; claims for benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for royalties; claims for license fees; claims for ownership, stock, stock options, equity or otherwise; claims for reimbursement; claims for wages, commissions or bonuses; claims for incentive compensation; claims for salary continuation benefits other than as set forth in this AGREEMENT; claims for vacation or other leave time; claims for royalties or license fees; claims for patent, copyright or trademark infringement; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested benefits); claims for attorneys’ fees and/or costs; claims for, or arising out of the offering of, group health insurance coverage (excluding claims for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage and/or similar state or federally mandated continuation coverage) or the use of information obtained by EMPLOYER as a result of the offering of group health and/or any other insurance coverage; claims against the Employer Health Plan as defined under the Health Insurance Portability and Accountability Act (“HIPAA”); claims relating to EXECUTIVE’s application for hire, employment, or termination thereof, as well as any claims which EXECUTIVE may have arising under or in connection with any and all local, state or federal ordinances, statutes, rules, regulations, executive orders or common law, from the beginning of the world up to and including the date of EXECUTIVE’s execution of this AGREEMENT (“RELEASED CLAIMS”).  The only exclusions from this release provision is a claim that some term of this AGREEMENT has been materially violated; and

(n)          that in giving the general release as set forth in Subparagraph 3(m) of this AGREEMENT, EXECUTIVE acknowledges that s/he understands the significance and consequence of such release and waiver.  Furthermore, that in giving the general release as set forth in Subparagraph 3(m) of this AGREEMENT, EXECUTIVE specifically acknowledges that s/he may hereafter discover claims or facts in addition to or different from those which s/he now knows or believes to exist with respect to the subject matter of this AGREEMENT and which, if known or suspected at the time of executing this AGREEMENT, may have materially affected this AGREEMENT.  Nevertheless, EXECUTIVE hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  EXECUTIVE acknowledges that s/he understands the significance and consequence of such release and waiver.

4.          EXECUTIVE acknowledges and confirms that that s/he is waiving any claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”) and that:

(a)          s/he is receiving consideration which is in addition to anything of value to which s/he otherwise would have been entitled; and

(b)          this AGREEMENT is written in a manner understood by EXECUTIVE and that s/he fully understands the terms of this AGREEMENT and enters into it voluntarily without any coercion on the part of any person or entity; and

(c)          s/he was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever s/he deemed appropriate and has done so; and

(d)          s/he acknowledges and confirms that s/he was not eligible to participate in any other severance offer from EMPLOYER; and

(e)          the consideration paid or provided to EXECUTIVE under this AGREEMENT is and shall be deemed to be adequate consideration for the representations, warranties and covenants made by EXECUTIVE under this AGREEMENT; and

(f)           s/he was advised in writing, by way of this AGREEMENT, to consult an attorney before signing this AGREEMENT and has done so; and

(g)          s/he was advised that s/he has had at least 21 calendar days within which to consider this AGREEMENT before signing it and, in the event that s/he signs this AGREEMENT during this time period, said signing constitutes a knowing and voluntary waiver of this time period; and

(h)          s/he has seven calendar days after executing this AGREEMENT within which to revoke this AGREEMENT.  If the seventh day is a weekend or national holiday, EXECUTIVE has until the next business day to revoke.  If EXECUTIVE elects to revoke this AGREEMENT, s/he shall notify XXXX in writing sent by Federal Express Priority Overnight delivery, or by hand delivery with written receipt, of his/her revocation.  Any determination of whether EXECUTIVE’s revocation was timely sent shall be determined by the date of actual receipt by XXXX.  If EXECUTIVE does not elect to revoke this AGREEMENT, s/he shall notify XXXX in writing of his/her non-revocation decision on or after the eighth calendar day after EXECUTIVE executes this AGREEMENT (a form of non-revocation letter is attached hereto as Exhibit “B”).  Any determination of whether EXECUTIVE’s non-revocation was timely sent shall be determined by the date of actual receipt by XXXX.  No payment shall be made under this AGREEMENT until XXXX receives notice of EXECUTIVE’s non-revocation decision as set forth in this AGREEMENT as well as any other documentation required by this AGREEMENT.

5.          EXECUTIVE represents and warrants that neither s/he nor anyone on his/her behalf has filed any suits, claims or the like regarding his/her employment with EMPLOYER and/or its termination.  To the extent that EXECUTIVE or any third party seeks redress for a RELEASED CLAIM covered and released by this AGREEMENT and a settlement or judgment of said RELEASED CLAIM is reached or entered, EXECUTIVE shall designate COMPANY as the recipient of any such monies allocated to him/her by the payor or, if that is not possible,

EXECUTIVE shall pay to COMPANY the amount received from the payor within 72 hours of EXECUTIVE’s receipt of said monies.

6.          EXECUTIVE has not and shall not, without the prior written consent of the individual then holding the office of President, COMPANY, disclose the terms of this AGREEMENT, including, but not by way of limitation, the amount or fact of any payment to be made under this AGREEMENT or any of the facts or events surrounding or leading to this AGREEMENT (including any characterization thereof) to any person (including, but not limited to, current or former EXECUTIVEs of EMPLOYER) or entity other than his/her spouse, attorneys, tax or financial advisors, or lenders for the purpose of confidential legal or financial counseling, or as otherwise required by law, or for purposes of enforcement of this AGREEMENT.  In the event that EXECUTIVE makes a disclosure permitted by this provision, s/he shall inform the individual or entity to whom disclosure is made of this confidentiality provision, and instruct such individual or entity that any breach of confidentiality by them would constitute a breach of this AGREEMENT.

7.          Notwithstanding anything set forth in this AGREEMENT to the contrary, if a court of competent jurisdiction determines that EXECUTIVE (or anyone to whom s/he makes a disclosure to pursuant to Paragraph 6 of this AGREEMENT) materially breaches the terms of this AGREEMENT, COMPANY’s obligations under this AGREEMENT shall immediately cease and be deemed modified such that COMPANY’s obligations pursuant to Paragraph 2 of this AGREEMENT shall be limited to Five Hundred Dollars and Zero Cents ($500.00) and all monies actually paid to or on behalf of EXECUTIVE under the terms of this AGREEMENT, in excess of said Five Hundred Dollars and Zero Cents ($500.00), shall be returned in full by EXECUTIVE to COMPANY within 72 hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this AGREEMENT; at that time, Two Hundred Fifty Dollars and Zero Cents ($250.00) shall be deemed to be the portion of the payments made pursuant to this AGREEMENT apportioned to any claim under the ADEA and Two Hundred Fifty Dollars and Zero Cents ($250.00) shall be deemed to be the portion of the payments made pursuant to this AGREEMENT apportioned to any RELEASED CLAIMS otherwise released by this AGREEMENT.  EMPLOYER, in addition to any other rights it may have at law or in equity, shall have the right to seek enforcement of this AGREEMENT in an action at law or in equity and EMPLOYER shall have the right to recover its legal fees, costs and expenses in such action to enforce this AGREEMENT, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of this AGREEMENT.

8.          This AGREEMENT shall not in any manner be deemed or construed as an admission by EMPLOYER that it has acted wrongfully and/or illegally in any manner with respect to EXECUTIVE, but is made solely to avoid additional costs and risks associated with litigation.  EXECUTIVE shall not be considered a prevailing party or a successful party.

9.          EMPLOYER shall be entitled to plead this AGREEMENT as a complete defense to any claim or entitlement relating to EXECUTIVE’s employment with EMPLOYER or cessation thereof which hereafter may be asserted by EXECUTIVE or other persons or agencies acting on his/her behalf in any suit or claim against EMPLOYER.

10.        Each provision of this AGREEMENT is severable and, if any term or provision is held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, such ruling shall not affect the validity of the remainder of this AGREEMENT.  Notwithstanding the foregoing, if the release provisions (or any portion thereof) contained in this AGREEMENT are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, as a result of actions or inactions by EXECUTIVE or anyone on his/her behalf, such ruling shall render this AGREEMENT void and EXECUTIVE shall repay to COMPANY all monies paid to or on behalf of EXECUTIVE as set forth in this AGREEMENT within 72 hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this AGREEMENT.

11.        This AGREEMENT supersedes and voids all previous agreements, policies and practices between EXECUTIVE and EMPLOYER, whether written or oral, including, but not limited to, any severance offer made prior to the date EXECUTIVE signs this AGREEMENT other than as set forth in this AGREEMENT.  Notwithstanding the foregoing sentence of this Paragraph of this AGREEMENT, EXECUTIVE continues to be bound by any and all post-employment obligations of EXECUTIVE that are contained in any agreement, contract, or other document that

EXECUTIVE has already signed (including, but not limited to, those set forth in Sections 7, 8 and 9 of the EMPLOYMENT AGREEMENT) and those terms are hereby deemed incorporated herein by reference and shall continue in full force and effect as if set forth in its entirety as they are considered an integral part of this AGREEMENT.  This AGREEMENT sets forth the entire understanding of the parties as to the subject matter contained herein and may be modified solely by a writing executed by the individual then holding the office of President, COMPANY and EXECUTIVE.

12.        This AGREEMENT shall be governed by, construed and enforced under the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to this AGREEMENT shall be brought only in, and EXECUTIVE and COMPANY agree to subject themselves to the personal jurisdiction of, the United States District Court for the Eastern District of Pennsylvania (to the extent that subject matter jurisdiction exists) or the Court of Common Pleas, Montgomery County, Commonwealth of Pennsylvania.  EMPLOYER shall be entitled to seek injunctive relief in accordance with applicable law for breaches (including anticipated breaches) of this AGREEMENT.  This AGREEMENT shall be interpreted without the aid of any canon, custom or rule of law requiring construction against the draftsman.  EXECUTIVE hereby irrevocably waives personal service of process and consents to process served in any such suit, action or proceeding by service of a copy thereof to him/her by regular mail.  Such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

13.        Any dispute arising out of this AGREEMENT or any dispute between the parties to this AGREEMENT on any subject matter shall be tried without a jury.  The parties recognize that with this provision they are expressly and voluntarily waiving their respective rights to a jury trial and do so in order to resolve any future disputes in a more efficient and cost-effective manner.

14.        EXECUTIVE and COMPANY shall each bear his/her and its own costs including attorneys’ fees incurred in connection with the drafting, preparation, negotiation and execution of this AGREEMENT.

15.        EXECUTIVE and COMPANY shall take all steps necessary to effectuate the intent and/or terms of this AGREEMENT in a timely manner including, but not limited to, the execution of any appropriate tax reporting documentation.

16.        COMPANY represents and warrants that the undersigned has the authority to act on behalf of it and to bind COMPANY to this AGREEMENT.  EXECUTIVE represents and warrants that s/he has the capacity to act on his/her own behalf and to bind himself/herself to this AGREEMENT.

17.        The failure of EMPLOYER to insist upon the performance of any of the terms and conditions of this AGREEMENT or the failure of EMPLOYER to prosecute any breach of this AGREEMENT, shall not be construed or considered a waiver of any such term or condition of this AGREEMENT; to wit, the entire AGREEMENT shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

18.        Except as otherwise herein expressly provided, this AGREEMENT shall inure to the benefit of and be binding upon EXECUTIVE, his/her heirs, successors and executors and shall inure to the benefit of EMPLOYER.  EXECUTIVE represents and warrants that s/he has not assigned or in any other manner conveyed any right or claim that s/he has or may have to any third party, and EXECUTIVE shall not assign or convey to any assignee for any reason any right or claim covered by this AGREEMENT, this AGREEMENT, or the consideration, monetary or other, to be received by him/her hereunder.  COMPANY may assign its rights and obligations under this AGREEMENT to any third party in its discretion.

19.        In signing this AGREEMENT, the parties hereto represent and warrant that they are not relying on any statements, representations or promises made by the other party or their agent(s) except as specifically set forth herein.

PLEASE READ CAREFULLY BEFORE SIGNING.  THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN, AND SUSPECTED AND UNSUSPECTED CLAIMS.

IN WITNESS WHEREOF, the parties hereto have made and signed this AGREEMENT as follows:

Zyla Life Sciences	[EXECUTIVE]

BY:	BY:

DATED:	DATED:

EXHIBIT C

Proprietary/Confidentiality Schedules